Exhibit 99.2

ISIS PHARMACEUTICALS REPORTS POSITIVE PHASE 2 DATA

FOR ISIS 301012 IN FAMILIAL HYPERCHOLESTEROLEMIA PATIENTS PRESENTED AT ACC

•                  Homozygous FH patients already being treated with maximally tolerated lipid-lowering therapies experienced 50% further reductions in LDL-C with similar reductions in other atherogenic when treated with 300 mg/week ISIS 301012

•                  ISIS 301012 was well tolerated when added to high-dose statins, ezetimibe and other lipid-lowering drugs

•                  Data were presented by lead investigator, Dr. Evan Stein, at ACC Monday morning

•                  Double-blind, placebo-controlled study in heterozygous FH patients is progressing well, with data expected later in the year

NEW ORLEANS, LA, and CARLSBAD, CA, March 26, 2007 - Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced results from its ongoing Phase 2 clinical trial of ISIS 301012 in patients with homozygous familial hypercholesterolemia (HoFH), presented today at the American College of Cardiology Annual Scientific Session (ACC) in New Orleans.  Data were presented for three HoFH patients on concurrent high-dose lipid-lowering therapies.  Two patients had completed at least eleven weeks of dosing at 300 mg/week of ISIS 301012 added to ongoing lipid-lowering therapies and experienced at least 50% further reductions in LDL-cholesterol (LDL-C), with similar effects on apoB and other apoB-containing lipoproteins and triglycerides (TG).  A third patient had apoB and LDL-C reductions of 29% and 32%, respectively, after just six weeks of dosing.  HDL-cholesterol (HDL-C) remained stable or increased slightly in these patients.  ISIS 301012 was well tolerated in the study.  ISIS 301012 has been granted orphan drug status for the treatment of homozygous FH and Isis plans to begin registration-directed studies for FH in 2007.

According to Evan Stein, M.D., Ph.D., Director, Metabolic and Atherosclerosis Research Center, Cincinnati, Ohio, lead investigator in the study, “I can’t overemphasize the importance of these results.  ISIS 301012 produced much more dramatic lipid-lowering effects in these patients than we have ever seen with any other therapeutic agent, including statins and MTP inhibitors.  That it did so in patients who were already on maximal lipid-lowering therapies, and did so with such excellent tolerability, is truly remarkable.  Achieving an LDL-C less than 100 mg/dL in a homozygous FH patient, other than for a few days via apheresis, is an historic milestone in the therapy for this deadly disease.  Lowering Lp(a), another cardiovascular risk factor, by 30 to 70% is another first, and may also prove to be quite valuable.  Importantly, HDL-C and apoA-1, which are low in these patients, either remained stable or increased.  Based on these data, along with the tolerability and acceptance of ISIS 301012 by the patients, I am extremely encouraged about its potential to have a really meaningful impact on the course of this devastating disease.”

Mark Wedel, M.D., J.D., Isis’ Chief Medical Officer, added, “We’re delighted with the significant lipid-lowering activity of ISIS 301012, especially in this patient population that is typically less responsive to statin therapy.  We are also very encouraged that ISIS 301012 was so well tolerated, especially in these severely hypercholesterolemic patients, in the background of high-dose statin therapy and combined with ezetimibe.  We are looking forward to continued follow-up, and to finalizing our registration plans for this desperate-need population with the FDA in the near future.”

In the study, three HoFH patients on stable maximally-tolerated lipid-lowering therapies of 80 mg atorvastatin, 80 mg atorvastatin plus ezetimibe, colesevelam, and niacin, or 40 mg rosuvastatin plus ezetimibe with respective baseline LDL-C levels of 651 mg/dL, 197 mg/dL, and 445 mg/dL, were treated with ISIS 301012 at a dose of 300 mg/week.  At the time the data were analyzed for the presentation, the patients had been dosed for 12 weeks, 11 weeks and 6 weeks, respectively, and their LDL-C levels were 328 mg/dL (50 % reduction), 91 mg/dL (54% reduction), and 301 mg/dL (32% reduction).  The subjects continue in dosing and follow-up.  The data are summarized in tabular form below.  Because HoFH is an extremely rare condition affecting one person per million, clinical trials in this disease are generally quite small, and because it is such a serious disease, trials are typically single-arm rather than placebo-controlled, with each patient’s baseline lipid levels serving as the control for measuring activity of experimental agents.

There were no serious adverse events in the study, and ISIS 301012 was well tolerated.  A single patient had a transient increase in liver transaminase (ALT) that exceeded three times the upper limit of normal (3xULN), which the investigator attributed to alcohol as documented by patient admission.

ISIS 301012 in Homozygous Familial Hypercholesterolemia

The data presented are part of a single-arm, open-label, dose-escalation study.  Because the study was designed principally to assess the safety of ISIS 301012 in HoFH and in combination with high-dose concurrent lipid-lowering therapies, the protocol initially called for five weeks of dosing.  Based on a strong safety profile at five weeks with doses through 200 mg/week, the study was amended to include a cohort of patients dosed at 300 mg/week for three months, and it is that cohort for which preliminary data were subject of today’s presentation.  Full results from the study will be presented in the future, as will data from the ongoing double-blind, placebo-controlled heterozygous FH study.

Table 1: ISIS 301012 in HoFH, Summary of Results

Lipid values are presented in mg/dL and % change from baseline.

				Patient 2
				80 mg atorvastatin +
				10 mg ezetimibe +			Patient 3
Concurrent	Patient 1			625 mg colesevelam +			40 mg rosuvastatin +
therapies	80 mg atorvastatin			1 g niacin			10 mg ezetimibe
Age (years)	23			48			32
Lipids:	Baseline	Day 85	% change	Baseline	Day 78	% change	Baseline	Day 43	% change

apoB-100	369	191	-48%	180	88	-51%	283	201	-29%
LDL-C	651	328	-50%	197	91	-54%	445	301	-32%
VLDL-C	18	12	-33%	33	23	-29%	30	21	-30%
Non-HDL	669	340	-49%	230	114	-50%	475	322	-32%
HDL-C	27	37	40%	29	30	5%	27	29	7%
ApoA-1	86	95	10%	109	106	-2%	89	89	1%
TC	695	377	-46%	258	144	-44%	502	351	-30%
TG	90	60	-33%	163	115	-29%	151	104	-31%
Lp(a)	104	48	-54%	140	112	-20%	108	87	-19%

Presentation Details

Date:	Monday, March 26, 2007
Session:	603: Common Challenges in Preventive Cardiology (7:00 - 8:30 a.m. CT)
Track:	ACC.Symposium
Room:	Auditorium B
Presentation:	603-8
Time:	8:15 - 8:30 a.m.
Speaker:	Dr. Evan A. Stein
Title:	High Low-Density Lipoprotein Cholesterol on Three Drugs

More about Phase 2 Trials for ISIS 301012

Additional data from two ongoing studies in polygenic hypercholesterolemia will be presented at the ACC.  Results of a study in which patients treated with up to 400 mg/week of ISIS 301012 as a single agent for three months were reported yesterday in a poster session, and results of a study in which patients were treated with up to 400 mg/week of ISIS 301012 added to stable statin therapy for five weeks will be presented in an oral session later today.  Extended three-month treatment periods are planned for subsequent cohorts of 200 and 300 mg/week doses in the statin coadministration study, to be reported later in the year.  Also later in the year, results from an ongoing double-blind, placebo-controlled, dose-escalation study in patients with heterozygous FH will be reported.

About Familial Hypercholesterolemia

Familial hypercholesterolemia is a dominantly-inherited genetic condition that results in markedly elevated LDL-C levels beginning at birth and heart attacks at an early age.  Affected people have consistently high levels of LDL-C, which leads to premature atherosclerosis of the coronary arteries.  Treatment for FH is inadequate, and the most severely affected patient may undergo an expensive and time-consuming procedure called apheresis, a process similar to kidney dialysis to remove the “bad” cholesterol from the blood.  Homozygous FH is rare, affecting about one in one million people, but heterozygous FH is much more common with a prevalence of approximately one in every 500 people.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 17 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases.  Isis’ partners are developing drugs for cancer, and inflammatory and other diseases.  Ibis Biosciences, Inc., Isis’ wholly owned subsidiary, is developing and commercializing the Ibis T5000 Biosensor System, a revolutionary system to identify infectious organisms.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding the development, activity, therapeutic potential and safety of ISIS 301012 in treating high cholesterol.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals or projections.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC.  Copies of this and other documents are available from the Company.

Contacts:

Kate Corcoran, Ph.D.	William C. Craumer
Vice President, Corp. Development	Executive Director, Corp. Communications
Isis Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.
+1-760-603-2712	+1-760-603-2773